Semrush Appoints New Leaders to Support Rapid Growth Boston, June 16, 2022 Semrush (NYSE: SEMR), a leading online visibility management SaaS platform, has named Eugene Levin, who has been with Semrush since 2016, to President, and Vitalii Obishchenko, who has been with the company since 2011, to Chief Operating Officer, effective as of today. Oleg Shchegolev, Semrush’s existing CEO, President and member of its Board of Directors will remain in his role as CEO and continue to serve as a Director, while Dmitry Melnikov, Semrush’s existing COO and member of the Board of Directors, will continue to serve as a Director. Both Levin and Obishchenko will report to Shchegolev. In Levin’s expanded role as President, he will further define Semrush’s strategic direction and oversee its global product offerings, in collaboration with leaders from across the organization. Meanwhile, Obishchenko will oversee Semrush’s day-to-day operational functions and design innovative operating models to execute its growth strategy. “As we continue on our path of expansion, we want to ensure we have the right talent in place to lead us to success,” said Shchegolev. “Eugene has done great work driving key initiatives that have contributed to our momentous growth, such as building our metrics framework. Experimentation and A/B testing are part of our DNA, and this framework has played a major role in helping us drive more testing, make complex decisions and find deeper understanding of how our customers use our products.” “Vitalii started as an engineer within Semrush, assuming the role of Chief Product Officer in 2015. Under his leadership, we have greatly expanded our online visibility offering, and the product division is now the largest in the company. We will look to Vitalii to extend this executional experience to the whole business,” added Shchegolev. "We thank Dmitry for his transformative contributions as COO, and look forward to his continued strategic oversight as Director.” “We at Semrush are on a bold mission to build a platform that helps businesses of any size grow, improve their online visibility, and learn new marketing skills,” said Levin. “I am thrilled and humbled to take on this new role as President, and drive new opportunities and gains for Semrush and our community.” About Semrush Semrush is a leading online visibility management SaaS platform that enables businesses globally to run search engine optimization, pay-per-click, content, social media and competitive research campaigns and get measurable results from online marketing. Semrush offers insights and solutions for companies to build, manage, and measure campaigns across various marketing channels. Semrush, with over

87,000 paying customers, is headquartered in Boston and has offices in Philadelphia, Trevose, Austin, Dallas, Amsterdam, Barcelona, Belgrade, Berlin, Limassol, Prague, St. Petersburg, Warsaw, and Yerevan. INVESTOR CONTACT: Bob Gujavarty Semrush Holdings, Inc bobby.gujavarty@semrush.com MEDIA CONTACT: pr@semrush.com Semrush Holdings, Inc. ###